                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER








                                  BY AND AMONG

                           MOBILITY ELECTRONICS, INC.,

                            MAGMA TECHNOLOGIES, INC.,

                          MESA RIDGE TECHNOLOGIES, INC.

                                       and

                           ALL OF THE SHAREHOLDERS OF
                          MESA RIDGE TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

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                                                                                                               PAGE
                                                                                                               ----
ARTICLE I Definitions.............................................................................................1

Section 1.1       Definitions.....................................................................................1


ARTICLE II The Merger, Effective Time and Merger Consideration....................................................1

Section 2.1       The Merger......................................................................................1
Section 2.2       Effect of the Merger............................................................................1
Section 2.3       Consummation of the Merger......................................................................2
Section 2.4       Articles of Incorporation; Bylaws; Directors and Officers.......................................2
Section 2.5       Aggregate Merger Consideration..................................................................2
Section 2.6       Conversion of Securities........................................................................3
Section 2.7       Adjustment of Merger Consideration..............................................................4
Section 2.8       Payment of Taxes................................................................................4
Section 2.9       Escrowed Shares.................................................................................4


ARTICLE III Representations and Warranties of the Company.........................................................4

Section 3.1       Organization and Good Standing; Qualification...................................................4
Section 3.2       Capitalization..................................................................................5
Section 3.3       Corporate Records...............................................................................5
Section 3.4       Authorization and Validity......................................................................5
Section 3.5       Subsidiaries....................................................................................5
Section 3.6       No Violation....................................................................................5
Section 3.7       Consents........................................................................................6
Section 3.8       Financial Statements............................................................................6
Section 3.9       Liabilities and Obligations.....................................................................6
Section 3.10      Employee Matters................................................................................6
Section 3.11      Employee Benefit Plans..........................................................................8
Section 3.12      Absence of Certain Changes......................................................................9
Section 3.13      Title; Leased Assets...........................................................................11
Section 3.14      Commitments....................................................................................11
Section 3.15      Adverse Agreements.............................................................................13
Section 3.16      Insurance......................................................................................13
Section 3.17      Patents, Trade-marks, Service Marks and Copyrights.............................................13
Section 3.18      Trade Secrets and Customer Lists...............................................................14
Section 3.19      Taxes..........................................................................................14
Section 3.20      Compliance with Laws...........................................................................15
Section 3.21      Finder's Fee...................................................................................15
Section 3.22      Litigation.....................................................................................15
Section 3.23      Accuracy of Information Furnished..............................................................15
Section 3.24      Condition of Fixed Assets......................................................................16
Section 3.25      Inventory......................................................................................16

                                      (i)
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
Section 3.26      Books of Account...............................................................................16
Section 3.27      Corporate Name.................................................................................16
Section 3.28      Backlog........................................................................................16
Section 3.29      Accounts Receivable............................................................................16
Section 3.30      Distributions and Repurchases..................................................................16
Section 3.31      Customers......................................................................................16
Section 3.32      Suppliers......................................................................................17
Section 3.33      Pricing........................................................................................17
Section 3.34      Product Warranties.............................................................................17
Section 3.35      Banking Relations..............................................................................17
Section 3.36      Ownership Interests of Interested Persons......................................................17
Section 3.37      Environmental Matters..........................................................................17
Section 3.38      Certain Payments...............................................................................18
Section 3.39      Accruals of the Financial Statements...........................................................18


ARTICLE IV Representations and Warranties of the Shareholders....................................................18

Section 4.1       Authority and Ownership........................................................................18
Section 4.2       No Breach......................................................................................19
Section 4.3       Consents and Approvals.........................................................................19
Section 4.4       Brokers and Finders............................................................................19
Section 4.5       Investment Representation......................................................................19
Section 4.6       Investments in Competitors.....................................................................19


ARTICLE V Representations and Warranties of Parent...............................................................20

Section 5.1       Organization and Good Standing.................................................................20
Section 5.2       Authorization and Validity.....................................................................20
Section 5.3       No Violation...................................................................................20
Section 5.4       SEC Reports; Financial Statements..............................................................20
Section 5.5       Finder's Fee...................................................................................20


ARTICLE VI Closing Deliveries....................................................................................20

Section 6.1       Deliveries of the Company and Shareholders.....................................................20
Section 6.2       Deliveries of Parent...........................................................................22


ARTICLE VII Post Closing Matters.................................................................................22

Section 7.1       Registration Rights............................................................................22
Section 7.2       Further Instruments of Transfer................................................................23
Section 7.3       Audit of Financial Statements..................................................................23
Section 7.4       Accrued Compensation...........................................................................23
Section 7.5       Accrued Loans..................................................................................23
Section 7.6       Payment of Share Consideration.................................................................23
Section 7.7       Payment of Attorneys' Fees.....................................................................23


                                      (ii)
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

ARTICLE VIII Remedies............................................................................................23

Section 8.1       Indemnification by Shareholders................................................................23
Section 8.2       Conditions of Indemnification..................................................................24
Section 8.3       Waiver.........................................................................................25
Section 8.4       Remedies Not Exclusive.........................................................................25
Section 8.5       Offset.........................................................................................25
Section 8.6       Costs, Expenses and Legal Fees.................................................................25
Section 8.7       Specific Performance...........................................................................25


ARTICLE IX Miscellaneous.........................................................................................26

Section 9.1       Amendment......................................................................................26
Section 9.2       Assignment.....................................................................................26
Section 9.3       Parties In Interest; No Third Party Beneficiaries..............................................26
Section 9.4       Entire Agreement...............................................................................26
Section 9.5       Severability...................................................................................26
Section 9.6       Survival of Representations, Warranties and Covenants..........................................26
Section 9.7       Governing Law..................................................................................26
Section 9.8       Captions.......................................................................................27
Section 9.9       Confidentiality; Publicity and Disclosures.....................................................27
Section 9.10      Notice.........................................................................................27
Section 9.11      Shareholder Releases; Consent..................................................................28
Section 9.12      Counterparts...................................................................................28



                                     (iii)

                            MERGER AGREEMENT EXHIBITS


         Exhibit A      Definitions

         Exhibit B      Shareholder Breakdown

         Exhibit C      Security Agreement

         Exhibit D      Stock Escrow Agreement

         Exhibit E      Wittman Legal Opinion

         Exhibit F      Employment Agreement

         Exhibit G      Consulting Agreement

         Exhibit H      Noncompetition Agreement

         Exhibit I      Lock Up Agreement

         Exhibit J      Jackson Walker L.L.P. Legal Opinion

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), dated as of October 2, 2000, is by and between Mesa Ridge Technologies, Inc. d/b/a Magma, a California corporation (the "Company"), the holders of all of the outstanding capital stock of the Company (collectively, the "Shareholders"), Mobility Electronics, Inc., a Delaware corporation ("Parent"), and Magma Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                                   WITNESSETH:


         WHEREAS, Parent, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL") and the provisions of this Agreement; and

         WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         SECTION 1.1 DEFINITIONS. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

                                   ARTICLE II
               THE MERGER, EFFECTIVE TIME AND MERGER CONSIDERATION

         SECTION 2.1 THE MERGER. At the Effective Time, in accordance with this Agreement and the DGCL, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

         SECTION 2.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall thereafter possess all of the public and private rights, privileges, powers, assets, liabilities and obligations of Merger Sub and the Company.

         SECTION 2.3 CONSUMMATION OF THE MERGER. As soon as practicable after the execution of this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of Delaware articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing, or such later date as agreed by the parties and set forth therein, being the "Effective Date").

         SECTION 2.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws and the DGCL. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws and the DGCL.

         SECTION 2.5 AGGREGATE MERGER CONSIDERATION. The aggregate consideration to be received by the Shareholders holding shares of common stock, no par value, of the Company (the "Magma Shares") in connection with the Merger shall be each Shareholder's share of the following (as determined by the percentages set forth in Exhibit B) (collectively, the "Merger Consideration"):

         (a) CASH CONSIDERATION. $2,000,000 in immediately payable funds (the "Cash Consideration"), with the previous $50,000 retainer applied against the Cash Consideration.

         (b) SHARE CONSIDERATION. The amount of common stock of Parent, par value $0.01 per share (the "Parent Common Stock"), equal to the product of $6,000,000 divided by the average closing price of the Parent Common Stock as quoted on the Nasdaq National Market during the 30 calendar day period prior to Closing (the "Share Consideration").

         (c) PERFORMANCE EARN OUT.

                  (i) For each of the two consecutive twelve-month periods beginning on the date of this Agreement, (the "First Earn Out Period" and the "Second Earn Out Period", respectively), Parent shall pay to the Shareholders (1) ten percent (10%) of the Incremental Revenues, if any, and (2) an amount equal to the product of three (3) multiplied by the Incremental Operating Income, if any, (together, the "Performance Amount"). "Incremental Revenues" shall mean (A) during the First Earn Out Period, the positive amount, if any, equal to the Surviving Corporation's Revenues during the First Earn Out Period minus $6 million (the "Base Revenues"). Revenues shall include (a) net sales derived from the products of Surviving Corporation in process and existing (whether or not they include integration of Parent's Split Bridge Technology) at the date of this Agreement; (b), all net sales by Surviving Corporation (including sales of Parent's products) to those existing and identified customers set forth on Schedule 3.31; (c) net sales of existing and in process products (whether or not they include Parent's Split

         Bridge Technology) of Surviving Corporation to any new customers of the Surviving Corporation after the date of this Agreement; and (d) net sales of Parent products or new Split Bridge products to any mutually agreed upon new customers (the "Revenues") and (B) during the Second Earn Out Period, the positive amount, if any, equal to the Surviving Corporation's Revenues during the Second Earn Out Period minus the greater of (A) the Revenues in the immediately preceding twelve month period or (B) the Base Revenues. "Incremental Operating Income" shall mean (A) for the First Earnout Period, the positive amount, if any, equal to the Surviving Corporation's operating income during the First Earnout Period minus $503,250 (the "Base Operating Income") and (B) for the Second Earnout Period, the positive amount, if any, equal to the Surviving Corporation's operating income during the Second Earn Out Period minus the greater of (i) the Surviving Corporation's operating income in the immediately preceding twelve month period, or (ii) the Base Operating Income. The Incremental Revenues and the Incremental Operating Income shall be calculated in accordance with GAAP, except that the impact of any good will amortization resulting from this transaction will not be included in any calculation. Parent shall make an appropriate adjustment to the Base Revenues and Base Operating Income if such amounts are changed as a result of the Audit.

                  (ii) Parent shall make annual payments of the Performance Amount to Shareholders based upon their pro rata share as set forth on Exhibit B within 60 days of the end of each Earn Out Period. The Performance Amount shall be payable, in Parent Common Stock. For purposes of such payment, Parent Common Stock shall be valued at the Current Market Price.

                  (iii) Notwithstanding anything in this Agreement to the contrary, the total Performance Amount, which includes any Performance Amount for either Earn Out Period, to be paid by Parent shall not exceed Nine Million Dollars ($9,000,000).

                  (iv) The performance of Parent's obligations to pay the Performance Amount shall be secured by a security interest in certain assets of the Company which security interest shall be in the form set forth in Exhibit C (the "Security Agreement").

         SECTION 2.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Shareholders:

         (a) Each Magma Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury of the Company) shall be canceled and retired and be converted into the right to receive the portion of the total Merger Consideration payable to the respective Shareholders as set forth on Exhibit B.

         (b) Each Magma Share which is issued and outstanding immediately prior to the Effective Time and which is held in the treasury of the Company shall be canceled and retired and no payment shall be made with respect thereto.

         (c) As a result of the Merger and without any action on the part of the Shareholders, all Magma Shares shall cease to be outstanding, shall be canceled and returned and shall cease to exist, and each holder of a certificate formerly representing any Magma Shares shall thereafter cease to have any rights with respect to such Magma Shares (a "Certificate"), except the right to receive, without interest, a pro-rata portion of the Merger Consideration in accordance with Section 2.5 and Exhibit B upon the surrender of such Certificate.

         (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu thereof, cash in the amount of such fractional share of Parent Common Stock will be paid for any fractional share that would have otherwise been issued.

         (e) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.7 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock or Magma Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the shares of Parent Common Stock included in the Merger Consideration shall be appropriately adjusted.

         SECTION 2.8 PAYMENT OF TAXES. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Magma Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of federal, state, local or foreign tax law, and Parent shall timely pay any such amounts deducted and withheld to the appropriate taxing agency for the account of the party from whom such amounts were withheld. To the extent that amounts are so withheld by Parent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Magma Stock in respect of which such deduction and withholding was made by Parent.

         SECTION 2.9 ESCROWED SHARES. Notwithstanding anything to the contrary in this Agreement, Parent shall withhold in the aggregate twenty percent (20%) of Parent Common Stock to be issued to the Shareholders pursuant to this Agreement (the "Escrowed Shares"), which Escrowed Shares shall be held pursuant to the terms of that certain Stock Escrow Agreement, substantially in the form attached hereto as Exhibit D.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof:

         SECTION 3.1 ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, which jurisdictions are listed in Schedule 3.1, except where the failure to be qualified or licensed would not have a material adverse effect on the business of the Company. The Company does not have any assets, employees or offices in any state other than the states listed in Schedule 3.1.

         SECTION 3.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 1,000,000 shares of common stock, no par value, of which 20,417 shares are issued and outstanding and no shares of such capital stock are held in the treasury of the Company. All of issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company. Neither Shareholders nor the Company are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights of any of the Company's shareholders. All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.

         SECTION 3.3 CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Company that have been delivered to Parent are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered to Parent, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Company since the formation of the Company.

         SECTION 3.4 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         SECTION 3.6 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of

Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company is bound or to which the Magma Stock or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Magma Stock or any of the assets of the Company, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Magma Stock or the assets of the Company. The Company has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

         SECTION 3.7 CONSENTS. Except as set forth in Schedule 3.7, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Company.

         SECTION 3.8 FINANCIAL STATEMENTS. The Company has furnished to Parent the unaudited balance sheet and related unaudited statements of income, retained earnings and cash flows for each of the three twelve-month periods prior to and ended June 30, 2000, including the notes thereto (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company, fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated in accordance with income tax practices applied on a consistent basis.

         The Company has the requisite historical financial information and data to support an audit of its Financial Statements (the "Financial Statement Support") to comply with Regulation S-X for the filing of financial statements under Form 8-K pursuant to the Securities Exchange Act of 1934 (the "Audit").

         SECTION 3.9 LIABILITIES AND OBLIGATIONS. Except as set forth in
Schedule 3.9, the Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Company nor Shareholders know of any basis for the assertion of any other claims or liabilities of any nature or in any amount.

         SECTION 3.10 EMPLOYEE MATTERS.

         (a) CASH COMPENSATION. Schedule 3.10(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of (i) all employees of the Company and
(ii) consultants who were paid in excess of $5,000 during the past twelve months. In addition, Schedule 3.10(a) contains a complete and accurate description of (i) all increases in Cash Compensation of employees of the Company during the current and immediately preceding fiscal years of the Company and (ii) any promised increases in Cash Compensation of employees of the Company that have not yet been effected.

         (b) COMPENSATION PLANS. Schedule 3.10(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Employee Benefit Plans listed in Schedule 3.11(a). The Compensation Plans include without limitation plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. The Company has provided Parent a copy of each written Compensation Plan and has provided on Schedule 3.10(b) a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by the Company.

         (c) EMPLOYMENT AGREEMENTS. Schedule 3.10(c) contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which the Company is a party with respect to its employees. The Employment Agreements include without limitation employee leasing agreements, employee services agreements and noncompetition agreements. Set forth on Schedule 3.10(c)(i) is a list of each written Employment Agreement and a written description of each unwritten Employment Agreement that the Company has provided to Parent.

         (d) EMPLOYEE POLICIES AND PROCEDURES. Schedule 3.10(d) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company. The Company has provided Parent a copy of all written Employee Policies and Procedures and has provided on Schedule 3.10(d) a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the Company.

         (e) UNWRITTEN AMENDMENTS. Except as set forth on Schedule 3.10(e), no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreements or Employee Policies and Procedures.

         (f) LABOR COMPLIANCE. Except as set forth in Schedule 3.10(f), the Company (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company nor does any basis therefor exist.

         (g) UNIONS. The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Company, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

         (h) ALIENS. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

         SECTION 3.11 EMPLOYEE BENEFIT PLANS.

         (a) IDENTIFICATION. Schedule 3.11(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Company or to which the Company contributes on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof. The Company has provided Parent with copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, the Company has provided Parent a written description of all existing practices engaged in by the Company or any Subsidiary that constitute Employee Benefit Plans. Each of the Employee Benefit Plans can be terminated or amended at will by the Company, as the case may be. No unwritten amendment exists with respect to any Employee Benefit Plan.

         (b) ADMINISTRATION. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations.

         (c) EXAMINATIONS. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency.

         (d) PROHIBITED TRANSACTIONS. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan.

         (e) CLAIMS AND LITIGATION. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

         (f) QUALIFICATION. The Company has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

         (g) FUNDING STATUS. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee

Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in
Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof.
Schedule 3.11(g) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

         (h) EXCISE TAXES. Neither the Company nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

         (i) MULTIEMPLOYER PLANS. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (j) PBGC. No facts or circumstances exist that would result in the imposition of liability against Parent by the Pension Benefit Guaranty Company as a result of any act or omission by the Company, any Subsidiary or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

         (k) RETIREES. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company.

         SECTION 3.12 ABSENCE OF CERTAIN CHANGES. Except as set forth in
Schedule 3.12, since January 1, 2000, the Company has not

         (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company, or any Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects;

         (b) contracted for the purchase of any capital assets having a cost in excess of $5,000 or paid any capital expenditures in excess of $5,000;

         (c) incurred any indebtedness for borrowed money or issued or sold any debt securities;

         (d) incurred or discharged any liabilities or obligations except in the ordinary course of business;

         (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims;

         (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets;

         (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business;

         (h) acquired or disposed of any assets except in the ordinary course of business;

         (i) written up or written down the carrying value of any of its assets;

         (j) changed the costing system or depreciation methods of accounting for its assets;

         (k) waived any material rights or forgiven any material claims;

         (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets;

         (m) increased the compensation of any director or officer;

         (n) increased the compensation of any employee except in the ordinary course of business;

         (o) made any payments to or loaned any money to any person or entity referred to in Section 3.36;

         (p) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

         (q) declared or paid any dividends or declared or made any distributions to its shareholders;

         (r) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;

         (s) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business;

         (t) entered into, adopted or amended any Employee Benefit Plan; or

         (u) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

         SECTION 3.13 TITLE; LEASED ASSETS.

         (a) REAL PROPERTY. A description of all interests in real property owned by the Company (collectively, the "Real Property") is set forth in
Schedule 3.13(a). Except as set forth in Schedule 3.13(a), the Company has good, valid and marketable title to all the Real Property. The Real Property and the leased real property referred to in Section 3.13(c) constitute the only real property used in the conduct of the business of the Company.

         (b) PERSONAL PROPERTY. Except as set forth in Schedule 3.13(b), the Company has good, valid and marketable title to all tangible and intangible personal property owned by them (collectively, the Personal Property"). The Personal Property and the leased personal property referred to in Section 3.14(c) constitute the only personal property used in the conduct of the business of the Company.

         (c) LEASES. A list and brief description of all leases of real and personal property to which the Company is a party, either as lessor or lessee, are set forth in Schedule 3.13(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         (d) RIGHT TO USE ASSETS. Except for those assets acquired since December 31, 1999, which are listed in Schedule 3.13(d), all tangible and intangible assets used in the conduct of the business of the Company are reflected in the Financial Statements in a manner that is in conformity with income tax accounting practices applied on a consistent basis. The Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the transactions contemplated hereby.

         SECTION 3.14 COMMITMENTS.

         (a) Commitments; Defaults. Except as set forth in Schedule 3.14, the Company has not entered into, nor are the Magma Stock, the assets or the business of the Company bound by, whether or not in writing, any

             (i) partnership or joint venture agreement;

             (ii) deed of trust or other security agreement;

             (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

             (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer;

             (v) labor or collective bargaining agreement;

             (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

             (vii) deed or other document evidencing an interest in or contract to purchase or sell real property;

             (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys;

             (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;

             (x) agreement between the Company and any affiliate of the Company;

             (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company;

             (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $5,000 in the aggregate;

             (xiii) powers of attorney;

             (xiv) contracts containing noncompetition covenants;

             (xv) any other contract or arrangement that involves either an unperformed commitment in excess of $5,000 or that terminates more than 30 days after the date hereof;

             (xvi) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.36;

             (xvii) agreement providing for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service; or

             (xviii) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

All of the foregoing are hereinafter collectively referred to as the "Commitments." True, correct and complete copies of the written Commitments have heretofore been delivered or made available to Parent, and true, correct and complete written descriptions of the oral Commitments, are set forth on Schedule
3.14. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.14. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Shareholders, may be made by any party thereto, nor has the Company waived any rights thereunder, except as described in Schedule 3.14. The Company has not received notice of any default with respect to any Commitment.

         (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither the Company nor any Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and neither the Company nor any Shareholder knows of any fact that would justify the exercise of such a right. Neither the Company nor any Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.14, none of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

         SECTION 3.15 ADVERSE AGREEMENTS. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Company or any Shareholder can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

         SECTION 3.16 INSURANCE. The Company carries property, liability, workers' compensation and such other types of insurance as is customary in the industry of the insured. A list and brief description of all insurance policies of the Company are set forth in Schedule 3.16. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the date of this Agreement,. True, complete and correct copies of all such policies have been provided to Parent on or prior to the date hereof.

         SECTION 3.17 PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

         (a) OWNERSHIP. The Company owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.17 is a true and correct description of the following (the "Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, patents pending, patent applications, copyrights and applications currently owned, in whole or in part, by the Company with respect to the business of the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use.

         (b) CONFLICTING RIGHTS OF THIRD PARTIES. The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties.

Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and the Company does not know of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

         (c) CLAIMS OF OTHER PERSONS. Except as set forth on Schedule 3.14(c), the Company and Shareholders have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto. Except as set forth in Schedule 3.17(c), the Company has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by it.

         SECTION 3.18 TRADE SECRETS AND CUSTOMER LISTS. The Company has the right to use, free and clear of any claims or rights of others except claims or rights specifically set forth in Schedule 3.18, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

         SECTION 3.19 TAXES.

         (a) All Tax Returns required to be filed before the date hereof by the Company with respect to any of its income, properties or operations, are in all material respects true, complete and correct and have been duly filed in a timely manner, and all taxes shown as due on such Tax Returns have been paid, except where the failure to so file or pay would not have a material adverse effect on the Company. For purposes of this Agreement, "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to any tax imposed by any governmental authority; "Tax" means any tax of any nature whatsoever, levy, assessment, tariff, duty, deficiency, or other fee, any amount that is required to be withheld or collected and remitted to any Governmental Entity pursuant to applicable law, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Entity or payable pursuant to any tax-sharing agreement or other contract relating to the sharing or payment of any Tax; and "Governmental Entity" means any (i) national, state, county, city, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature; (iv) multinational organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         (b) The amount of the Company's liability for unpaid Taxes does not in the aggregate, exceed the Company's current liability accrual for Taxes.

         (c) To the Company's knowledge, (i) there are no claims, investigations or assessments pending or threatened against the Company for any alleged deficiency in taxes, (ii) there is no audit or investigation currently being conducted that could cause the Company to be liable for any taxes, which in any case would have a material adverse effect on the Company; and (iii) and no Governmental Entity has proposed in writing any adjustment relating to any Tax Return that has not been adequately provided for or satisfied.

         (d) The Company has complied in all material respects with all Tax withholding provisions of applicable federal, state and local laws and have paid over to the proper governmental authorities all amounts required to be so withheld or paid over before the date hereof, except where the failure to so withhold or pay would not have a material adverse effect on the Company.

         (e) The Company has never been a member of an affiliated group as defined in Code Section 1504 nor has the Company ever been a party to any tax-sharing agreement with any entity, or assumed the liability of any other person for the payment of any Taxes.

         (f) The Company has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law). The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

         SECTION 3.20 COMPLIANCE WITH LAWS. The Company has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Company or Shareholders of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted, all of which are listed in Schedule 3.20.

         SECTION 3.21 FINDER'S FEE. The Company has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         SECTION 3.22 LITIGATION. Except as described in Schedule 3.22, there are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Company or Shareholders threatened, against or affecting, or that could affect, the Company, any of the Magma Stock, or the business of the Company. Neither the Company nor Shareholders are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Company nor Shareholders know of any basis for any such action, proceeding or investigation.

         SECTION 3.23 ACCURACY OF INFORMATION FURNISHED. All information furnished to Parent by the Company or any Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         SECTION 3.24 CONDITION OF FIXED ASSETS. All of the plants, structures and equipment (the "Fixed Assets") owned by the Company are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

         SECTION 3.25 INVENTORY. All of the inventory owned by the Company is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. At the date of this Agreement, the Company has the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         SECTION 3.26 BOOKS OF ACCOUNT. The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

         SECTION 3.27 CORPORATE NAME. There are no actions, suits or proceedings pending, or to the best knowledge of the Company or Shareholders threatened, against or affecting the Company that could result in any impairment of the right of the Company or any such Subsidiary to use the name "Magma". To the best knowledge of the Company and Shareholders, the use of the name "Magma" does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. After the date of this Agreement, no person or business entity other than the Company will be authorized, directly or indirectly, to use the name "Magma" or any name confusingly similar thereto.

         SECTION 3.28 BACKLOG. Schedule 3.28 sets forth the backlog of the business of the Company as of the date of this Agreement and has been accurately derived from the internal records of backlog of unfilled firm orders for products manufactured or sold by the Company as of the date hereof.

         SECTION 3.29 ACCOUNTS RECEIVABLE. Schedule 3.29 sets forth the accounts receivable of the Company from sales made as of the date of this Agreement and the payments and rights to receive payments related thereto. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim.

         SECTION 3.30 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock at any time. No repurchase of any of the capital stock of the Company has been approved or effected by the Company at any time.

         SECTION 3.31 CUSTOMERS. Set forth in Schedule 3.31 is a complete and accurate list of all of the customers of the Company in terms of sales for each of the last two fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and pricing and sales records relating to such customer.

         SECTION 3.32 SUPPLIERS. Set forth in Schedule 3.32 is a complete and accurate list of the twenty largest suppliers of the Company in terms of dollar volume of transactions for each of the last two fiscal years and the current fiscal year to date, showing, with respect to each, the name, address and aggregate dollar volume of purchases from such supplier.

         SECTION 3.33 PRICING. Set forth in Schedule 3.33 is a complete and accurate list of the standard prices and any applicable discounts by customer name for the Company.

         SECTION 3.34 PRODUCT WARRANTIES. Except as set forth on Schedule 3.34, there is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental of defective products and there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented that is not fully covered by insurance.

         SECTION 3.35 BANKING RELATIONS. Set forth in Schedule 3.35 is a complete and accurate list of all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         SECTION 3.36 OWNERSHIP INTERESTS OF INTERESTED PERSONS. Except as set forth in Schedule 3.36, no officer, supervisory employee, director or shareholder of the Company or any Subsidiary, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Company, or any organization that has a material contract or arrangement with the Company.

         SECTION 3.37 ENVIRONMENTAL MATTERS.

         The Company (i) has obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company (or its agents) ("Environmental Laws"); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's (or any of its agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of foreign, federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company (or any of its agents) thereunder.

         SECTION 3.38 CERTAIN PAYMENTS. To the best knowledge of the Company, neither the Company nor Shareholders nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         SECTION 3.39 ACCRUALS OF THE FINANCIAL STATEMENTS. The Company has accrued on the Financial Statements and has appropriate documentation to support
(i) the accrual of up to $170,000 for certain loans and advances to the Company made by the Shareholders or certain corporations owned by the Shareholders ("Accrued Loans") and (ii) the accrual of $266,731 for compensation payable to certain corporations owned by the individual Shareholders (the "Accrued Compensation").

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, as to itself, represents and warrants to Parent and Merger Sub that the following are true and correct as of the date hereof:

         SECTION 4.1 AUTHORITY AND OWNERSHIP.

         (a) Such Shareholder has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby. All necessary action required to have been taken by or on behalf of such Shareholder by applicable law or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and the Escrow Agreement and (ii) its performance of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been taken. This Agreement and the Escrow Agreement constitutes such Shareholder's valid and binding agreement, enforceable against such Shareholder in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfer, and (B) for the limitations imposed by general principles of equity.

         (b) Except as set forth on Schedule 4.1(b), such Shareholder owns, beneficially and of record, good and marketable title to the Magma Stock listed opposite its name on Exhibit B, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options, voting agreements, shareholders' agreements or restrictions.

         SECTION 4.2 NO BREACH. The execution and delivery of this Agreement and the Escrow Agreement do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) violate or conflict with and organizational or governance document of such Shareholder or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any agreement, understanding or undertaking to which such Shareholder is a party or by which it is bound, or (iii) constitute a violation of any law, rule or regulation to which such Shareholders is subject.

         SECTION 4.3 CONSENTS AND APPROVALS. Neither the execution and delivery by such Shareholder of this Agreement or the Escrow Agreement nor the consummation by such Shareholder of the transactions contemplated hereby or thereby will require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or give any notification to, any governmental or regulatory authority, any lender or lessor or any other person or entity.

         SECTION 4.4 BROKERS AND FINDERS. Such Shareholder has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

         SECTION 4.5 INVESTMENT REPRESENTATION. In connection with the receipt of the Parent Common Stock, such Shareholder has been advised that the issuance of the Parent Common Stock has not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Parent Common Stock is being issued to the Shareholders in reliance upon an exemption from such registration. In that regard, such Shareholder is sophisticated in financial matters and is able to evaluate the risks and benefits relating to the acquisition of the Parent Common Stock. The Parent Common Stock is to be acquired for such Shareholder's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Parent Common Stock will not be disposed of by such Shareholder in contravention of the Securities Act or any applicable state securities laws. Such Shareholder understands that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by such Shareholder or on such Shareholder's behalf under the Securities Act or any state securities law, and such Shareholder is able to bear the economic risk of his investment in the Parent Common Stock for an indefinite period of time because the Parent Common Stock has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Notwithstanding the above, Parent understands it has a covenant to register the Parent Common Stock under Section 7.1 of this Agreement.

         SECTION 4.6 INVESTMENTS IN COMPETITORS. Such Shareholder does not own directly or indirectly any interests or has any investment in any corporation, business or other person that is a competitor of the Company.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to Shareholders that the following are true and correct as of the date hereof:

         SECTION 5.1 ORGANIZATION AND GOOD STANDING. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         SECTION 5.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Parent of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Parent. This Agreement and each other agreement contemplated hereby have been as of the date of this Agreement, duly executed and delivered by Parent and constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         SECTION 5.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Parent or any agreement, indenture or other instrument under which Parent is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Parent or the properties or assets of Parent.

         SECTION 5.4 SEC REPORTS; FINANCIAL STATEMENTS. Parent's registration statement on Form S-1 as filed with the SEC (the "Registration Statement") was declared effective on June 30, 2000. The financial statements contained in the Registration Statement were prepared in accordance with GAAP and present fairly Parent's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby. The unaudited financial statements of Parent contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000 were prepared in accordance with GAAP, and present fairly Parent's financial condition and the results of its operations as of the relevant dates thereof and for the periods covered thereby, subject to year-end adjustments.

         SECTION 5.5 FINDER'S FEE. Parent has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE VI
                               CLOSING DELIVERIES

         SECTION 6.1 DELIVERIES OF THE COMPANY AND SHAREHOLDERS. Simultaneously with the execution of this Agreement, the Company and Shareholders shall deliver to Parent the following, all of which shall be in form and content satisfactory to Parent and its counsel:

         (a) a copy of resolutions of the Board of Directors of the Company and any corporate Shareholder authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of that corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (b) a certificate of the President of the Company, and of Shareholders, dated the date of this Agreement, as to the truth and correctness of the representations and warranties of the Company and Shareholders contained herein on and as of the date of this Agreement;

         (c) a certificate of the President of the Company, and of Shareholders, dated the date of this Agreement, (i) as to the performance of and compliance by the Company and Shareholders with all covenants contained herein on and as of the date of this Agreement;

         (d) a certificate of the Secretary of the Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered with this Agreement on behalf of the Company;

         (e) certificate, dated within five days prior to the date of this Agreement, of the Secretary of State of California establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

         (f) certificates, dated within five days prior to the date of this Agreement, of the Secretaries of State of the states in which the Company is qualified to do business, to the effect that the Company is qualified to do business and is in good standing as a foreign corporation in each of such states;

         (g) an opinion of Stephen E. Whitman of Whitman & Whitman, counsel to the Company and Shareholders, dated as of the date of this Agreement, pursuant to Exhibit E;

         (h) all authorizations, consents, approvals, permits and licenses referenced in Schedule 3.7;

         (i) executed employment agreements between Merger Sub and each Shareholder in the form attached as Exhibit F (the "Employment Agreements");

         (j) executed consulting agreements between Parent and NR Management, Inc., PDS Design Group, Inc., Mission Design, Inc., Schoenleber Enterprises, Inc. and Salsipuedes Investments, Inc., in the form attached hereto as Exhibit G (the "Consulting Agreements");

         (k) executed noncompetition agreements between the Parent and each Shareholder in the form attached as Exhibit H (the "Noncompetition Agreements");

         (l) executed Stock Escrow Agreement;

         (m) executed lock-up agreements between Parent and each Shareholder in the form attached as Exhibit I (the "Lockup Agreement"); and

         (n) Parent shall have received a nonforeign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each of Shareholders signed under penalty of perjury and dated as of the date of this Agreement, to the effect that such Shareholder is a United States Citizen (and thus not a foreign person) and providing such Shareholder's United States taxpayer identification number. Such information furnished pursuant to this subsection shall remain confidential and shall not be disclosed to any third party except as may be required by law.

         SECTION 6.2 DELIVERIES OF PARENT Simultaneously with the execution of this Agreement, Parent shall deliver the following to the Company or the appropriate party:

         (a) the Cash Consideration in immediately available funds;

         (b) the Security Agreement;

         (c) a copy of resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of Parent as being a true and correct copy of the original thereof subject to no modifications or amendments;

         (d) a certificate of the President of Parent, dated the date of this Agreement, as to the truth and correctness of the representations and warranties of Parent contained herein on and as of the date of this Agreement;

         (e) a certificate of the President of Parent, dated the date of this Agreement, (i) as to the performance of and compliance by Parent with all covenants contained herein on and as of the date of this Agreement;

         (f) an opinion of Jackson Walker L.L.P., counsel to Parent, dated as of the date of this Agreement, pursuant to Exhibit J;

         (g) executed Employment Agreements; and

         (h) executed Consulting Agreements.

                                  ARTICLE VII
                              POST CLOSING MATTERS

         SECTION 7.1 REGISTRATION RIGHTS. Parent shall use all commercially reasonable efforts to prepare and file with the SEC promptly after the date of this Agreement, a registration statement relating to the offer and sale of the Share Consideration and shall use all commercially reasonable efforts to cause the SEC to declare such registration statement effective as soon as practicable thereafter. Additionally, if any portion of any Performance Amount is made in shares of Common Stock, Parent shall use all commercially reasonable efforts to prepare and file with the SEC promptly after the issuance of such shares, a registration statement relating to the offer and sale of such shares and shall use all commercially reasonable efforts to cause the SEC to declare such registration statement effective as soon as practicable thereafter.

         SECTION 7.2 FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, at the request of Parent, Shareholders shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

         SECTION 7.3 AUDIT OF FINANCIAL STATEMENTS. The Shareholders shall at all times use their best efforts to assist Parent in the preparation of the Audit and shall provide complete access to the Financial Statement Support.

         SECTION 7.4 ACCRUED COMPENSATION. Parent and Merger Sub acknowledge that the Company owes the Shareholders the Accrued Compensation, which shall be payable by the Surviving Corporation after the Merger in the normal course of business or within six months, whichever is sooner.

         SECTION 7.5 ACCRUED LOANS. Parent and Merger Sub acknowledge that the Company owes Shareholders the Accrued Loans, which shall be payable by the Surviving Corporation after the Merger in the normal course of business or within six months, whichever is sooner.

         SECTION 7.6 PAYMENT OF SHARE CONSIDERATION. As soon as practicable after Closing, Parent shall deliver the Share Consideration (less the Escrowed Shares) to the Shareholders.

         SECTION 7.7 PAYMENT OF ATTORNEYS' FEES. Merger Sub shall pay the reasonable attorneys' fees of Wittman & Wittman for their representation of the Company and Shareholders in the preparation and negotiation of this Agreement.

                                  ARTICLE VIII
                                    REMEDIES

         SECTION 8.1 INDEMNIFICATION BY SHAREHOLDERS. Subject to the terms and conditions of this Article and Section 9.6, Shareholders jointly and severally agree to indemnify, defend and hold Parent and Merger Sub and their respective directors, officers, agents, attorneys and affiliates (collectively, "Indemnitees") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from a breach of any representation, warranty or covenant of the Company or Shareholders contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary: (a) Indemnities shall be entitled to indemnification only for those Damages in excess of $50,000 in the aggregate (the "Basket") (b) the liability for Damages shall not exceed $4,000,000 in the aggregate, except in the case of fraud and the breach of
Section 3.17; and (c) Damages shall be paid (i) first, out of the Escrowed Shares (with each share being valued as provided in the Stock Escrow Agreement), and (ii) second, by the Shareholders directly. Notwithstanding anything in this Agreement to the contrary, Shareholders jointly and severally agree to indemnify, defend and hold Indemnitees harmless from any and all Damages that result from the Company's failure to receive the consent of the Lessor of the real property set forth on Schedule
3.7 (the "Lease Indemnification"). The Basket shall not apply to the Lease Indemnification.

         SECTION 8.2 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Company and Shareholders (the "indemnifying party") to Parent or Merger Sub (the "party to be indemnified") under Section 8.1 with respect to claims resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         SECTION 8.3 WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         SECTION 8.4 REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         SECTION 8.5 OFFSET. Any and all amounts owing or to be paid by Parent to Shareholders, hereunder shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by Shareholders to Parent in respect of any failure or breach of any representation, warranty or covenant of the Company or Shareholders under or in connection with this Agreement or any other agreement with Parent or any transaction contemplated hereby or thereby, as reasonably determined by Parent. If Parent determines that such offset is appropriate, notice shall be given to Shareholders of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by Shareholders prior to such due date, as determined by Parent, the amount of such payment shall not be so reduced.

         SECTION 8.6 COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses and specifically, Shareholders shall be responsible for all costs and expenses of Shareholders and the Company in negotiating and consummating the transactions contemplated herein, including, without limitation, legal and accounting fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

         SECTION 8.7 SPECIFIC PERFORMANCE. The Company and Shareholders acknowledge that a refusal by the Company or any Shareholder to consummate the transactions contemplated hereby will cause irreparable harm to Parent, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Parent shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.1 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         SECTION 9.2 ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Parent to an affiliate of Parent.

         SECTION 9.3 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         SECTION 9.4 ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 9.5 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Company, Shareholders or Parent pursuant to this Agreement shall be deemed to have been representations and warranties by the Company and Shareholders or Parent, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years (the "Indemnification Period") except for
(i) representations and warranties with respect to any tax or tax-related matters, any ERISA matters or Proprietary Rights matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

         SECTION 9.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF DELAWARE.

         SECTION 9.8 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         SECTION 9.9 CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of the Nasdaq National Market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and
(iii) by Parent in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Company.

         SECTION 9.10 NOTICE. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by a nationally recognized overnight courier service or sent by electronic submission to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

                   If to Parent:               Mobility Electronics, Inc.,
                                               7955 East Redfield Road
                                               Scottsdale, Arizona  85260
                                               Attn:  Chief Executive Officer


                   With a copy to:             Jackson Walker L.L.P.
                                               901 Main Street, Suite 6000
                                               Dallas, Texas  75202
                                               Attn:  Richard F. Dahlson, Esq.


                   If to the Company           Mesa Ridge Technologies, Inc.
                   or Shareholder:             9918 Via Pasar
                                               San Diego, California  92126
                                               Attn:  Nancy Rubinstein


                   With a copy to:             Stephen Wittman
                                               Wittman & Wittman
                                               402 E. Broadway
                                               Suite 1210
                                               San Diego, California  92101

         Notice shall be deemed received (a) on the business day following the date on which it is deposited with a nationally recognized and reputable overnight courier service, (b) on the date on which it is delivered personally,
(c) when sent by facsimile with confirmation of receipt received by sender, or
(d) on the third business day following the date on which it is deposited in the
U. S. mail.

         SECTION 9.11 SHAREHOLDER RELEASES; CONSENT. Effective as of the Effective Date, each Shareholder hereby irrevocably waives, releases, and discharges the Company and each affiliate of the Company and its subsidiaries from any and all liabilities and obligations to such Shareholder of any kind or nature whatsoever, whether as a stockholder, officer, director or employee of the Company, any of its subsidiaries or otherwise, existing as of the Effective Time including without limitation liabilities or obligations relating to rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or in equity, and each Shareholder hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Company, or any of its subsidiaries; provided that nothing in this Section 9.11 will constitute a waiver of any claims the Shareholders may have against the Parent or Merger Sub arising under this Agreement or the agreements contemplated hereby and hereby agrees that any and all agreements to which such Shareholder is a party and which relate to Shareholder's ownership or voting of Magma Shares or options to acquire Magma Shares or the right to designate directors are terminated and of no further force or effect. By executing and delivering this Agreement the Shareholders irrevocably consent pursuant to Section 307 of the California Business Corporation Act to this Agreement, the Merger, and all of the transactions contemplated by this Agreement, such consent to have the same effect as a vote by the Shareholders at a meeting duly called and held for the purpose of acting on proposals to approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

         SECTION 9.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                     PARENT:

                                     MOBILITY ELECTRONICS, INC.

                                     By: /s/ Charles R. Mollo
                                            Charles R. Mollo,
                                            Chief Executive Officer
                                            and President



                                     MERGER SUB:

                                     MAGMA TECHNOLOGIES, INC.

                                     By: /s/ Charles R. Mollo
                                            Charles R. Mollo,
                                            Vice President



                                    COMPANY:

                                    MESA RIDGE TECHNOLOGIES, INC.

                                    By: /s/ Nancy Rubinstein
                                    Title: President




                                    SHAREHOLDERS:

                                    /s/ Nancy Rubinstein
                                    --------------------
                                    Nancy Rubinstein

                                    /s/ Edward Romascan
                                    -------------------
                                     Edward Romascan

                                    /s/ Paul Smith
                                    --------------
                                     Paul Smith

                                    /s/ John Dickerson
                                    ------------------
                                     John Dickerson

                                    /s/ Bruce Schoenleber
                                    ---------------------
                                     Bruce Schoenleber

                                    EXHIBIT A

                                   DEFINITIONS


         "ACCRUED LOANS" shall have the meaning set forth in Section 3.39.

         "ACCRUED COMPENSATION" shall have the meaning set forth in Section
3.39.

         "AGREEMENT" shall mean this Agreement and Plan of Merger.

         "AUDIT" shall have the meaning set forth in Section 3.8.

         "BASE OPERATING INCOME" shall have the meaning set forth in Section 2.5(c)(i).

         "BASE REVENUES" shall have the meaning set forth in Section 2.5(c)(i).

         "BASKET" shall have the meaning set forth in Section 8.1.

         "CASH COMPENSATION" shall have the meaning set forth in Section
3.10(a).

         "CASH CONSIDERATION" shall have the meaning set forth in Section
2.5(a).

         "DGCL" means the Delaware General Corporation Law.

         "CERTIFICATE" shall have the meaning set forth in Section 2.6(c).

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on October 2, 2000, in the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CODE" shall mean the Internal Revenue Code of 1986.

         "COMMITMENTS" shall have the meaning set forth in Section 3.14.

         "COMPENSATION PLANS" shall have the meaning set forth in Section
3.10(b).

         "CONSTITUENT CORPORATIONS," and "CONSTITUENT CORPORATION" shall have the meaning set forth in Section 2.1.

         "CONSULTING AGREEMENTS" shall have the meaning set forth in Section 6.1(j).

         "CONTROLLED GROUP" shall have the meaning set forth in Section 3.11(g).

         "CURRENT MARKET PRICE" shall mean (i) if the principal trading market for the Common Stock is a United States national or regional securities exchange, the average closing price on such exchange for the thirty trading days prior to the day in question; or (ii) if sales prices for shares of Common Stock are reported by the Nasdaq National Market System or Small Cap

Market System (or a similar system then in use), the average last reported sales price so reported for the thirty trading days prior to the day in question; or
(iii) if neither (i) nor (ii) above are applicable, and if bid and ask prices for shares of Common Stock are reported in the over-the-counter market by Nasdaq (or, if not so reported, by the National Quotation Bureau), the average of the high bid and low ask prices so reported for the thirty trading days prior to the day in question. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the thirty days prior to the day in question, then the current market price shall be determined as of the latest thirty consecutive trading days for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for thirty (30) or more days immediately prior to the day in question, in which case the current market price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of the Company.

         "DGCL" shall mean the Delaware General Corporation Law.

         "DAMAGES" shall have the meaning set forth in Section 8.1.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EFFECTIVE DATE" shall have the meaning set forth in Section 2.3.

         "EMPLOYEE BENEFIT PLAN" shall have the meaning set forth in Section 3.11(a).

         "EMPLOYEE POLICIES AND PROCEDURES" shall have the meaning set forth in
Section 3.10(d).

         "EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 3.10(c).

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 3.37.

         "ESCROWED SHARES" shall have the meaning set forth in Section 2.9.

         "FINANCIAL STATEMENT SUPPORT" shall have the meaning set forth in
Section 3.8.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.8.

         "FIRST EARN OUT PERIOD" shall have the meaning set forth in Section 2.5(c)(i).

         "FIXED ASSETS" shall have the meaning set forth in Section 3.24.

         "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis for all time periods.

         "GOVERNMENTAL ENTITY" shall have the meaning set forth in Section 3.19.

         "INCREMENTAL OPERATING INCOME" shall have the meaning set forth in
Section 2.5(d)(i).

         "INCREMENTAL REVENUES" shall have the meaning set forth in Section 2.5(c)(i).

         "INDEMNIFICATION PERIOD" shall have the meaning set forth in Section
9.6.

         "INDEMNITEES" shall have the meaning set forth in Section 8.1.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section 8.2.

         "LEASE INDEMNIFICATION" shall have the meaning set forth in Section
8.1.

         "LOCKUP AGREEMENT" shall have the meaning set forth in Section 6.1(m).

         "MAGMA SHARES" shall have the meaning set forth in Section 2.5.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.5.

         "NONCOMPETITION AGREEMENTS" shall have the meaning set forth in Section 6.1(k)

         "ORDINARY COURSE OF BUSINESS" means the usual and customary way in which the Company or any Subsidiary, as the case may be, has conducted its business in the past.

         "PARENT COMMON STOCK" shall have the meaning set forth in Section
2.5(b).

         "PARTY TO BE INDEMNIFIED" shall have the meaning set forth in Section 8.2.

         "PERFORMANCE AMOUNT" shall have the meaning set forth in Section 2.5(d)(i).

         "PROPRIETARY RIGHTS" shall have the meaning set forth in Section
3.17(a).

         "PARENT COMMON STOCK" shall have the meaning set forth in Section
2.5(b).

         "REAL PROPERTY" shall have the meaning set forth in Section 3.13(a).

         "REGISTRATION STATEMENT" shall have the meaning set forth in Section
5.4.

         "REVENUES" shall have the meaning set forth in Section 2.5(c)(i).

         "SEC" shall mean the Securities and Exchange Commission.

         "SECOND EARN OUT PERIOD" shall have the meaning set forth in Section 2.5(c)(i).

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SECURITY AGREEMENT" shall have the meaning set forth in 2.5(d)(iv)

         "SHARE CONSIDERATION" shall have the meaning set forth in Section
2.5(b).

         "SUBSIDIARY" shall mean any corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 100% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and shall include within the meaning of the term each Subsidiary, as defined above, of any Subsidiary of the Company.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
2.1.

         "TAX" shall have the meaning set forth in Section 3.19.

         "TAX RETURN" shall have the meaning set forth in Section 3.19.

         "THIRD PARTY CLAIMS" shall have the meaning set forth in Section 8.2.

                                    EXHIBIT B



                                         Magma Shares Owned                          Merger Consideration
                                         ------------------              -------------------------------------------

                                                                                        Parent         Percentage of
           Name of                                                                      Common          Performance
         Shareholder                Number           Percentage          Cash ($)       Stock              Amount
         -----------              ---------         -----------          --------      --------        -------------
Nancy Rubinstein                   6,333.33           31.019901%          620,398       174,362             20%
Ed Romascan                        6,333.33           31.019901%          620,398       174,362             20%
Paul Smith                         6,333.33           31.019901%          620,398       174,362             20%
John Dickerson                     1,005.00            4.922371%           98,447        27,668             20%
Bruce Schoenleber                    412.00            2.017927%           40,359        11,344             20%
                                  ---------         -----------         ---------      --------         ------
                                  20,416.99                 100%        2,000,000                          100%


                                      B-1